Exhibit 99.3

US Airways Group, Inc.

Condensed Consolidated Statements of Operations

(In millions, except share and per share amounts)

(Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2013	2012	2013	2012
Operating revenues:
Mainline passenger	$2,601	$2,319	$7,364	$6,881
Express passenger	857	844	2,497	2,523
Cargo	37	35	114	114
Other	360	335	1,125	1,035

Total operating revenues	3,855	3,533	11,100	10,553
Operating expenses:
Aircraft fuel and related taxes	915	893	2,648	2,659
Salaries and related costs	681	609	2,018	1,888
Express expenses	772	781	2,350	2,386
Aircraft rent	150	160	457	483
Aircraft maintenance	170	171	512	506
Other rent and landing fees	166	148	467	419
Selling expenses	129	122	366	359
Special items, net	40	14	103	25
Depreciation and amortization	73	60	210	182
Other	331	307	957	915

Total operating expenses	3,427	3,265	10,088	9,822

Operating income	428	268	1,012	731
Nonoperating income (expense):
Interest income	—	—	1	1
Interest expense, net	(88)	(89)	(263)	(256)
Other, net	(4)	67	(16)	125

Total nonoperating expense, net	(92)	(22)	(278)	(130)

Income before income taxes	336	246	734	601
Income tax provision	120	1	187	1

Net income	$216	$245	$547	$600

Earnings per common share:
Basic earnings per common share	$1.12	$1.51	$3.10	$3.70
Diluted earnings per common share	$1.04	$1.24	$2.69	$3.06
Shares used for computation (in thousands):
Basic	193,416	162,418	176,511	162,286
Diluted	208,403	204,603	207,760	203,532

See accompanying notes to the condensed consolidated financial statements.

US Airways Group, Inc.

Condensed Consolidated Statements of Comprehensive Income

(In millions)

(Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2013	2012	2013	2012
Net income	$216	$245	$547	$600
Total other comprehensive income	—	—	—	—

Total comprehensive income	$216	$245	$547	$600

See accompanying notes to the condensed consolidated financial statements.

US Airways Group, Inc.

Condensed Consolidated Balance Sheets

(In millions, except share and per share amounts)

(Unaudited)

	September 30, 2013	December 31, 2012
ASSETS
Current assets
Cash and cash equivalents	$3,319	$2,276
Investments in marketable securities	202	100
Accounts receivable, net	412	298
Materials and supplies, net	360	300
Prepaid expenses and other	1,033	608

Total current assets	5,326	3,582
Property and equipment
Flight equipment	6,202	5,188
Ground property and equipment	1,070	1,005
Less accumulated depreciation and amortization	(1,932)	(1,733)

	5,340	4,460
Equipment purchase deposits	252	244

Total property and equipment	5,592	4,704
Other assets
Other intangibles, net of accumulated amortization of $176 million and $158 million, respectively	521	539
Restricted cash	350	336
Other assets	277	235

Total other assets	1,148	1,110

Total assets	$12,066	$9,396

LIABILITIES & STOCKHOLDERS’ EQUITY
Current liabilities
Current maturities of debt and capital leases	$405	$417
Accounts payable	361	366
Air traffic liability	1,356	1,054
Accrued compensation and vacation	328	258
Accrued taxes	191	181
Other accrued expenses	1,013	1,027

Total current liabilities	3,654	3,303
Noncurrent liabilities and deferred credits
Long-term debt and capital leases, net of current maturities	5,506	4,376
Deferred gains and credits, net	258	290
Postretirement benefits other than pensions	173	172
Employee benefit liabilities and other	971	465

Total noncurrent liabilities and deferred credits	6,908	5,303
Commitments and contingencies
Stockholders’ equity
Common stock, $0.01 par value; 400,000,000 shares authorized, 196,922,908 shares issued and outstanding at September 30, 2013; 162,502,692 shares issued and outstanding at December 31, 2012	2	2
Additional paid-in capital	2,301	2,134
Accumulated other comprehensive loss	(7)	(7)
Accumulated deficit	(792)	(1,339)

Total stockholders’ equity	1,504	790

Total liabilities and stockholders’ equity	$12,066	$9,396

See accompanying notes to the condensed consolidated financial statements.

US Airways Group, Inc.

Condensed Consolidated Statements of Cash Flows

(In millions)

(Unaudited)

	Nine Months Ended September 30,
	2013	2012
Net cash provided by operating activities	$1,150	$887
Cash flows from investing activities:
Purchases of property and equipment	(1,075)	(428)
Purchases of marketable securities	(202)	—
Sales of marketable securities	100	—
Decrease (increase) in long-term restricted cash	(14)	18

Net cash used in investing activities	(1,191)	(410)
Cash flows from financing activities:
Repayments of debt and capital lease obligations	(1,792)	(370)
Proceeds from issuance of debt	2,922	353
Proceeds from issuance of common stock	3	—
Deferred financing costs	(61)	(14)
Airport construction obligation	12	42

Net cash provided by financing activities	1,084	11

Net increase in cash and cash equivalents	1,043	488
Cash and cash equivalents at beginning of period	2,276	1,947

Cash and cash equivalents at end of period	$3,319	$2,435

Non-cash investing and financing activities:
Conversion of 7.25% convertible senior notes	$149	$—
Note payables issued for aircraft purchases	35	—
Interest payable converted to debt	12	15
Supplemental information:
Interest paid, net of amounts capitalized	$161	$157
Income taxes paid	4	1

See accompanying notes to the condensed consolidated financial statements.

US Airways Group, Inc.

Notes to Condensed Consolidated Financial Statements

(Unaudited)

1. Basis of Presentation

The accompanying unaudited condensed consolidated financial statements of US Airways Group, Inc. (“US Airways Group” or the “Company”) should be read in conjunction with the consolidated financial statements contained in US Airways Group’s Annual Report on Form 10-K for the year ended December 31, 2012. The accompanying unaudited condensed consolidated financial statements include the accounts of US Airways Group and its wholly owned subsidiaries. Wholly owned subsidiaries include US Airways, Inc. (“US Airways”), Piedmont Airlines, Inc. (“Piedmont”), PSA Airlines, Inc. (“PSA”), Material Services Company, Inc. (“MSC”) and Airways Assurance Limited (“AAL”). All significant intercompany accounts and transactions have been eliminated.

Management believes that all adjustments necessary for the fair presentation of results, consisting of normally recurring items, have been included in the unaudited condensed consolidated financial statements for the interim periods presented. The preparation of financial statements in accordance with accounting principles generally accepted in the United States requires management to make certain estimates and assumptions that affect the reported amounts of assets and liabilities, revenues and expenses, and the disclosure of contingent assets and liabilities at the date of the financial statements. Actual results could differ from those estimates. The most significant areas of judgment relate to passenger revenue recognition, impairment of long-lived and intangible assets, the frequent traveler program and the deferred tax asset valuation allowance. The Company’s accumulated other comprehensive loss balances at September 30, 2013 and December 31, 2012 related to pension and other postretirement benefits.

2. Merger Agreement

On February 13, 2013, AMR Corporation, a Delaware corporation (“AMR”), US Airways Group, and AMR Merger Sub, Inc., a Delaware corporation and wholly owned subsidiary of AMR (“Merger Sub”), entered into an Agreement and Plan of Merger (as subsequently amended, the “Merger Agreement”), providing for a business combination of AMR and US Airways Group. The Merger Agreement provides that, upon the terms and subject to the conditions set forth in the Merger Agreement, Merger Sub will merge with and into US Airways Group (the “Merger”), with US Airways Group as the surviving corporation and as a wholly owned subsidiary of AMR. The Merger Agreement and the transactions contemplated thereby are to be effected pursuant to a plan of reorganization of AMR and certain of its direct and indirect domestic subsidiaries (the “Debtors”) in connection with their currently pending cases under Chapter 11 of Title 11 of U.S. Code, 11 U.S.C. Sections 101 et seq. (the “Bankruptcy Code”) in the United States Bankruptcy Court for the Southern District of New York (the “Bankruptcy Court”). Consummation of the Merger is subject to customary closing conditions, including certain regulatory approvals. The Merger was approved by US Airways Group’s shareholders on July 12, 2013. On August 13, 2013, the United States government, along with certain states and the District of Columbia filed a lawsuit to enjoin the Merger under federal antitrust law. For more information, see Note 8 to these condensed consolidated financial statements. On October 21, 2013, AMR’s plan of reorganization was confirmed by the Bankruptcy Court in accordance with the requirements of the Bankruptcy Code.

3. Special Items

Special items included in the condensed consolidated statements of operations for the three and nine months ended September 30, 2013 and 2012 (in millions) were as follows:

	Three Months Ended September 30,		Nine Months Ended September 30,
	2013	2012	2013	2012
Mainline operating special items, net (a)	$40	$14	$103	$25
Express operating special items, net (b)	(14)	—	(12)	3
Nonoperating special items, net (c)	5	(67)	6	(137)

Total special items	$31	$(53)	$97	$(109)

(a)	The 2013 third quarter consisted primarily of merger related costs. The 2013 nine month period consisted primarily of merger related costs and charges related to the ratification of the US Airways flight attendant collective bargaining agreement.

The 2012 third quarter and nine month periods consisted primarily of merger related costs and auction rate securities arbitration costs.

(b)	The 2013 third quarter and nine month periods consisted primarily of a credit due to a favorable arbitration ruling related to a vendor contract.

(c)	The 2013 third quarter consisted of $5 million in charges primarily related to non-cash write offs of debt discount in connection with conversions of 7.25% convertible senior notes. The 2013 nine month period consisted of $36 million in charges primarily related to non-cash write offs of debt discount and debt issuance costs in connection with conversions of 7.25% convertible senior notes and repayment of the former Citicorp North America term loan. These charges were offset in part by a $30 million credit in connection with an award received in an arbitration related to previous investments in auction rate securities.

The 2012 third quarter consisted primarily of a $69 million gain related to the slot transaction with Delta Air Lines, Inc. (“Delta”). The 2012 nine month period consisted primarily of a $142 million gain related to the slot transaction with Delta, offset in part by $3 million in debt prepayment penalties and non-cash write offs of certain debt issuance costs related to the refinancing of two Airbus aircraft.

4. Earnings Per Common Share

Basic earnings per common share (“EPS”) is computed on the basis of the weighted average number of shares of common stock outstanding during the period. Diluted EPS is computed on the basis of the weighted average number of shares of common stock plus the effect of potentially dilutive shares of common stock outstanding during the period using the treasury stock method. Potentially dilutive shares include outstanding employee stock options, employee stock appreciation rights (“SARs”), employee restricted stock units (“RSUs”) and convertible debt. The following table presents the computation of basic and diluted EPS (in millions, except share and per share amounts):

	Three Months Ended September 30,		Nine Months Ended September 30,
	2013	2012	2013	2012
Basic EPS:
Net income	$216	$245	$547	$600

Weighted average common shares outstanding (in thousands)	193,416	162,418	176,511	162,286

Basic EPS	$1.12	$1.51	$3.10	$3.70

Diluted EPS:
Net income	$216	$245	$547	$600
Interest expense on 7.25% convertible senior notes	1	8	12	23
Interest expense on 7% senior convertible notes	—	—	—	—

Net income for purposes of computing diluted EPS	$217	$253	$559	$623

Share computation for diluted EPS (in thousands):
Weighted average common shares outstanding	193,416	162,418	176,511	162,286
Dilutive effect of stock awards	6,368	4,240	6,169	3,301
Assumed conversion of 7.25% convertible senior notes	8,619	37,746	24,966	37,746
Assumed conversion of 7% senior convertible notes	—	199	114	199

Weighted average common shares outstanding as adjusted	208,403	204,603	207,760	203,532

Diluted EPS	$1.04	$1.24	$2.69	$3.06

The following were excluded from the computation of diluted EPS because inclusion of shares would be antidilutive (in thousands):

Stock options, SARs and RSUs	469	1,626	472	1,641

5. Debt

The following table details the Company’s debt (in millions). Variable interest rates listed are the rates as of September 30, 2013.

	September 30, 2013	December 31, 2012
Secured
2013 Citicorp credit facility tranche B-1, variable interest rate of 4.25%, installments due through 2019	$1,000	$—
2013 Citicorp credit facility tranche B-2, variable interest rate of 3.50%, installments due through 2016	600	—
Citicorp North America loan	—	1,120
Equipment loans and other notes payable, fixed and variable interest rates ranging from 1.58% to 8.48%, maturing from 2013 to 2029	1,370	1,708
Aircraft enhanced equipment trust certificates (“EETCs”), fixed interest rates ranging from 3.95% to 11%, maturing from 2014 to 2025	2,328	1,598
Other secured obligations, fixed interest rate of 8%, maturing from 2018 to 2021	24	27

	5,322	4,453
Unsecured
6.125% senior notes, interest only payments until due in 2018	500	—
Barclays prepaid miles	—	200
7.25% convertible senior notes, interest only payments until due in 2014	23	172
Airbus advance, repayments through 2018	95	83
Industrial development bonds, fixed interest rate of 6.30%, interest only payments until due in 2023	29	29
7% senior convertible notes	—	5

	647	489

Total long-term debt and capital lease obligations	5,969	4,942
Less: Total unamortized discount on debt	(58)	(149)
Current maturities	(405)	(417)

Long-term debt and capital lease obligations, net of current maturities	$5,506	$4,376

The Company was in compliance with the covenants in its debt agreements at September 30, 2013.

2013 Citicorp Credit Facility

On May 23, 2013, US Airways entered into a term loan credit facility (the “2013 Citicorp credit facility”) with Citicorp North America, Inc., as administrative agent, and a syndicate of lenders pursuant to which US Airways borrowed an aggregate principal amount of $1.6 billion. Approximately $1.3 billion of the net proceeds were applied to repay US Airways Group’s former Citicorp North America loan and certain other secured debt of US Airways with remaining net proceeds to be used for general corporate purposes. As a result of the repayment of this loan, the Company recorded approximately $8 million in special debt extinguishment charges which are included within other nonoperating expense, net on the accompanying condensed consolidated statement of operations. US Airways Group and certain other subsidiaries of US Airways Group are guarantors of the 2013 Citicorp credit facility.

The 2013 Citicorp credit facility consists of $1.0 billion of tranche B-1 term loans (“Tranche B-1”) and $600 million of tranche B-2 term loans (“Tranche B-2”). The 2013 Citicorp credit facility is prepayable at any time with a premium of 1% applicable to certain prepayments made prior to November 23, 2013.

The 2013 Citicorp credit facility bears interest at an index rate plus an applicable index margin or, at US Airways’ option, LIBOR (subject to a floor) plus an applicable LIBOR margin. As of September 30, 2013, the interest rate was 4.25% based on a 3.25% LIBOR margin for Tranche B-1 and 3.50% based on a 2.50% LIBOR margin for Tranche B-2.

Tranche B-1 and Tranche B-2 mature on May 23, 2019 and November 23, 2016, respectively, and each is repayable in annual installments to be paid on each anniversary of the closing date in an amount equal to 1% of the initial aggregate principal amount of the loans with any unpaid balance due on the maturity date of the respective tranche.

The obligations of US Airways under the 2013 Citicorp credit facility are secured by liens on certain route authorities to operate between certain specified cities, certain take-off and landing rights at certain airports and certain other assets of US Airways.

The 2013 Citicorp credit facility includes covenants that, among other things, (a) require US Airways to maintain (i) unrestricted liquidity of not less than $850 million prior to the Merger and AMR (or its successor) to maintain unrestricted liquidity of not less than $2 billion following the Merger, in both cases with not less than $750 million held in accounts subject to control agreements, and (ii) a minimum ratio of appraised value of collateral to the outstanding loans under the facility of 1.5 to 1.0 and (b) restrict the ability of US Airways Group and its subsidiaries party to the 2013 Citicorp credit facility (and after the Merger AMR, or its successor, and its subsidiaries party to the 2013 Citicorp credit facility) to make certain investments and restricted payments. The 2013 Citicorp credit facility contains events of default customary for similar financings, including a cross-acceleration provision to certain other material indebtedness of US Airways and the guarantors.

6.125% Senior Notes

On May 24, 2013, US Airways Group issued $500 million aggregate principal amount of 6.125% Senior Notes due 2018 (the “6.125% senior notes”), the net proceeds of which will be used for general corporate purposes. These notes bear interest at a rate of 6.125% per annum, which is payable semi-annually on each June 1 and December 1, beginning December 1, 2013. The 6.125% senior notes mature on June 1, 2018 and are fully and unconditionally guaranteed by US Airways. The 6.125% senior notes are general unsecured senior obligations of the Company.

The 6.125% senior notes may be accelerated upon the occurrence of events of default, which are customary for securities of this nature. The Company, at its option, may redeem some or all of the 6.125% senior notes at any time at a redemption price equal to the greater of (1) 100% of the principal amount of the 6.125% senior notes to be redeemed and (2) a make-whole amount based on the sum of the present values of the remaining scheduled payments of principal and interest on the 6.125% senior notes discounted to the redemption date using a rate based on comparable U.S. Treasury securities plus 50 basis points, plus in either case accrued and unpaid interest to the redemption date. In the event of a specified change in control (not including the Merger), each holder may require the Company to repurchase all or a portion of their 6.125% senior notes for cash at a price equal to 101% of the principal amount of the 6.125% senior notes to be repurchased plus any accrued and unpaid interest, if any, to (but not including) the repurchase date.

2013-1 EETCs

In April 2013, US Airways created two pass-through trusts which issued approximately $820 million aggregate face amount of Series 2013-1 Class A and Class B EETCs in connection with the financing of 18 Airbus aircraft scheduled to be delivered from September 2013 to June 2014. The 2013-1 EETCs represent fractional undivided interests in the respective pass-through trusts and are not obligations of US Airways. Proceeds received from the sale of EETCs are initially held by a depository in escrow for the benefit of the certificate holders until US Airways issues equipment notes to the trust, which purchases the notes with a portion of the escrowed funds. These escrowed funds are not guaranteed by US Airways and are not reported as debt on US Airways’ condensed balance sheet because the proceeds held by the depository are not US Airways’ assets.

As of September 30, 2013, $77 million of the escrowed proceeds from the 2013-1 EETCs have been used to purchase equipment notes issued by US Airways in two series: Series A equipment notes in the amount of $58 million bearing interest at 3.95% per annum and Series B equipment notes in the amount of $19 million bearing interest at 5.375% per annum. Interest on the equipment notes is payable semiannually in May and November of each year, beginning in November 2013. Principal payments on the equipment notes are scheduled to begin in November 2014. The final payments on the Series A and Series B equipment notes will be due in November 2025 and November 2021, respectively. US Airways’ payment obligations under the equipment notes are fully and unconditionally guaranteed by US Airways Group. The net proceeds from the issuance of these equipment notes were used to finance two Airbus aircraft delivered in September 2013. The equipment notes are secured by liens on aircraft. The remaining $743 million of escrowed proceeds will be used to purchase equipment notes as new aircraft are delivered.

2012-2 EETCs

In June 2013, US Airways created a new pass-through trust and issued a new class of its US Airways Pass Through Certificates, Series 2012-2: Class C in the aggregate face amount of $100 million. US Airways previously issued two classes of US Airways Pass Through Certificates, Series 2012-2: Class A and Class B in the aggregate face amount of $546 million, pursuant to separate trusts established for each of the Class A certificates and Class B certificates at the time of the issuance thereof in December 2012.

As of September 30, 2013, US Airways has issued $563 million of equipment notes in three series under its 2012-2 EETCs: Series A equipment notes in the amount of $365 million bearing interest at 4.625% per annum, Series B equipment notes in the amount of $112 million bearing interest at 6.75% per annum and Series C equipment notes in the amount of $86 million bearing interest at 5.45% per annum. Interest on the equipment notes is payable semiannually in June and December of each year and began in June 2013 for Series A and Series B, and will begin in December 2013 for Series C. Principal payments on the Series A and Series B equipment notes are scheduled to begin in December 2013. The final payments on the Series A equipment notes, Series B equipment notes and Series C equipment notes will be due in June 2025, June 2021 and June 2018, respectively. US Airways’ payment obligations under the equipment notes are fully and unconditionally guaranteed by US Airways Group. The only principal payments due on the Series C equipment notes are the principal payments that will be due on the final payment date. The net proceeds from the issuance of these equipment notes were used to finance 10 Airbus aircraft delivered from May 2013 through August 2013. The equipment notes are secured by liens on aircraft. The remaining $83 million of escrowed proceeds will be used to purchase equipment notes as new aircraft are delivered.

Other Aircraft Financing Transactions

In the first quarter of 2013, US Airways issued $183 million of equipment notes in three series under its 2012-1 EETCs completed in May 2012: Series A equipment notes in the amount of $111 million bearing interest at 5.90% per annum, Series B equipment notes in the amount of $37 million bearing interest at 8% per annum and Series C equipment notes in the amount of $35 million bearing interest at 9.125% per annum. The equipment notes are secured by liens on aircraft.

In the third quarter of 2012, US Airways entered into an agreement to acquire five Embraer 190 aircraft from Republic Airline, Inc. (“Republic”). US Airways took delivery of three aircraft in 2012 and the remaining two aircraft in the first quarter of 2013. In connection with this agreement, US Airways assumed the outstanding debt on these aircraft upon delivery and Republic was released from its obligations associated with the principal due under the debt.

7.25% Convertible Senior Notes

In the first nine months of 2013, holders converted approximately $149 million principal amount of the 7.25% convertible senior notes, resulting in the issuance of approximately 32.6 million shares of the Company’s common stock. In connection with the conversion of these notes, the Company recorded approximately $28 million in special debt extinguishment charges which are included within other nonoperating expense, net on the accompanying condensed consolidated statement of operations.

Barclays Prepaid Miles

In July 2013, the Company repaid in full the Barclays prepaid miles loan at its face amount of $200 million plus accrued interest.

Fair Value of Debt

The carrying value and estimated fair value of the Company’s long-term debt was (in millions):

	September 30, 2013		December 31, 2012
	Carrying Value	Fair Value	Carrying Value	Fair Value
Long-term debt, including current maturities	$5,911	$5,984	$4,793	$5,021

The fair values were estimated using quoted market prices where available. For long-term debt not actively traded, fair values were estimated using a discounted cash flow analysis based on the Company’s current incremental borrowing rates for similar types of borrowing arrangements. If the Company’s long-term debt was measured at fair value, it would have been categorized as Level 2 in the fair value hierarchy.

6. Income Taxes

At December 31, 2012, gross net operating losses (“NOLs”) available for use by the Company were approximately $1.5 billion for federal income tax purposes. All of the Company’s NOLs are expected to be available for use in 2013 and expire during the years 2025 through 2031. The Company will use these NOLs to reduce its cash tax obligations when profitable going forward. The Company also had approximately $69 million of tax-effected state NOLs at December 31, 2012.

At December 31, 2012, the Company was in a net deferred tax asset position for financial reporting purposes, which included the NOLs, and was subject to a full valuation allowance. The federal and state valuation allowances were $118 million and $42 million, respectively, which included $32 million allocated primarily to certain federal capital loss carryforwards.

For each of the three and nine months ended September 30, 2013, the Company utilized NOLs to offset its taxable income. Historically, utilization of NOLs reduced the Company’s net deferred tax asset and in turn resulted in the release of its valuation allowance, which offset the Company’s tax provision dollar for dollar. In the second quarter of 2013, the Company’s pre-tax income and NOL utilization resulted in the use of its remaining valuation allowance associated with federal income taxes. Accordingly, with no remaining valuation allowance to release, the Company recorded $118 million and $183 million of non-cash federal income tax expense in the three and nine months ended September 30, 2013, respectively. The Company also recorded $2 million and $4 million of state income tax expense in the three and nine months ended September 30, 2013, respectively, related to certain states where NOLs were limited or unavailable to be used. As of September 30, 2013, the Company had approximately $1.2 billion of NOLs remaining for federal income tax purposes.

For each of the three and nine months ended September 30, 2012, NOL usage and release of valuation allowance offset the Company’s tax provision. As a result, the Company did not record federal income tax expense and recorded $1 million of state income tax expense related to certain states where NOLs were limited or unavailable to be used.

When profitable, the Company is ordinarily subject to Alternative Minimum Tax (“AMT”). However as the result of a special tax election made in 2009, the Company was able to utilize AMT NOLs to fully offset its AMT taxable income for each of the three and nine months ended September 30, 2013 and 2012.

7. Express Expenses

Expenses associated with the Company’s wholly owned regional airlines and affiliate regional airlines operating as US Airways Express are classified as express expenses on the condensed consolidated statements of operations. Express expenses consist of the following (in millions):

	Three Months Ended September 30,		Nine Months Ended September 30,
	2013	2012	2013	2012
Aircraft fuel and related taxes	$265	$272	$797	$830
Salaries and related costs	79	72	232	223
Capacity purchases	266	267	809	819
Aircraft rent	13	13	39	39
Aircraft maintenance	29	28	83	83
Other rent and landing fees	35	33	100	100
Selling expenses	44	45	129	132
Special items, net (a)	(14)	—	(12)	3
Depreciation and amortization	8	8	24	23
Other expenses	47	43	149	134

Express expenses	$772	$781	$2,350	$2,386

(a)	The 2013 third quarter and nine month periods consisted primarily of a credit due to a favorable arbitration ruling related to a vendor contract.

8. Legal Proceedings

On April 21, 2011, US Airways filed an antitrust lawsuit against Sabre Holdings Corporation, Sabre Inc. and Sabre Travel International Limited (collectively, “Sabre”) in Federal District Court for the Southern District of New York. The lawsuit alleges, among other things, that Sabre has engaged in anticompetitive practices that illegally restrain US Airways’ ability to distribute its products to its customers. The lawsuit also alleges that these actions have prevented US Airways from employing new competing technologies and have allowed Sabre to continue to charge US Airways supracompetitive fees. The lawsuit seeks both injunctive relief and money damages. Sabre filed a motion to dismiss the case, which the court denied in part and granted in part in September 2011, allowing two of the four counts in the complaint to proceed. The Company intends to pursue its claims against Sabre vigorously, but there can be no assurance of the outcome of this litigation.

On March 1, 2013, a complaint captioned Plumbers & Steamfitters Local Union No. 248 Pension Fund v. US Airways Group, Inc., et al., No. CV2013-051605, was filed as a putative class action on behalf of the shareholders of US Airways Group in the Superior Court for Maricopa County, Arizona. On July 3, 2013, an amended complaint, captioned Dennis Palkon, et al. v. US Airways Group, Inc., et al., No. CV2013-051605, was filed with the same court. The amended complaint names as defendants US Airways Group and the members of its board of directors, and alleges that the directors failed to maximize the value of US Airways Group in connection with the Merger and that US Airways Group aided and abetted those breaches of fiduciary duty. The relief sought in the amended complaint includes an injunction against the Merger, or rescission in the event it has been consummated. The court in the above-referenced action denied the plaintiff’s motion for a temporary restraining order that had sought to enjoin the Company’s Annual Meeting of Stockholders. The above-referenced action has been stayed pending the outcome of the antitrust lawsuit filed by the United States government and various states on August 13, 2013 (described below). The Company believes this lawsuit is without merit and intends to vigorously defend against the allegations.

On July 2, 2013, a lawsuit captioned Carolyn Fjord, et al., v. US Airways Group, Inc., et al., was filed in the United States District Court for the Northern District of California. The complaint names as defendants US Airways Group and US Airways, and alleges that the effect of the Merger may be to substantially lessen competition or tend to create a monopoly in violation of Section 7 of the Clayton Antitrust Act. The relief sought in the complaint includes an injunction against the Merger, or divestiture. On August 6, 2013, the plaintiffs re-filed their complaint in the Bankruptcy Court, adding AMR and American Airlines, Inc. as defendants, and on October 2, 2013, dismissed the initial California action. The Company believes this lawsuit is without merit and intends to vigorously defend against the allegations.

On August 13, 2013, the United States government (acting under the U.S. Attorney General), along with the states of Arizona, Florida, Tennessee and Texas, the commonwealths of Pennsylvania and Virginia, and the District of Columbia, acting by and through their respective Attorneys General, filed a complaint against US Airways Group and AMR in the U.S. District Court for the District of Columbia. The plaintiffs allege, among other things, that the proposed Merger would substantially lessen competition in violation of Section 7 of the Clayton Act and seek to permanently enjoin the transaction. On September 5, 2013, the plaintiffs filed an amended complaint, adding the state of Michigan (by and through its Attorney General) as a plaintiff. On October 1, 2013, the state of Texas entered into an agreement with US Airways Group and AMR that resolved the state’s objections to the Merger, and its claims were dismissed with prejudice on October 7, 2013. The U.S. District Court has set a trial date of November 25, 2013. The Company believes this lawsuit is without merit and intends to vigorously defend against the allegations.

The Company and/or its subsidiaries are defendants in various other pending lawsuits and proceedings, and from time to time are subject to other claims arising in the normal course of its business, many of which are covered in whole or in part by insurance. The outcome of those matters cannot be predicted with certainty at this time, but the Company, having consulted with outside counsel, believes that the ultimate disposition of these contingencies will not materially affect its consolidated financial position or results of operations.